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News Release

NYSE:WMB




Date:             May 30, 2001


Contact:       Kathleen Eccleston-Bickell
               Williams (media relations)
               (918) 573-1316
               Kathleen.eccleston-bickell@williams.com

               Rick Rodekohr
               Williams (investor relations)
               (918) 573-2087
               rick.rodekohr@williams.com


               D'Ann Riley
               Williams (investor relations)
               (918) 573-8088
               d'ann.riley@williams.com





          Williams Granted Early Termination of Hart-Scott-Rodino
                  Waiting Period for Barrett Tender Offer

         TULSA, Okla. -- Williams (NYSE:WMB) announced today it has been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, thereby satisfying one of the conditions to Williams proposed acquisition of Barrett Resources (NYSE:BRR).
         Williams and Barrett Resources entered into a merger agreement on May 7, 2001. Under the terms of the agreement, Williams commenced a cash tender offer to purchase 16,730,502 shares of Barrett Resources common stock at $73 per share net in cash. The tender offer is scheduled to expire at midnight Eastern time on Monday, June 11, 2001. Completion of the tender offer is subject to satisfaction of certain conditions, including tenders of a minimum of 50 percent (16,730,502 shares) of Barrett Resources common stock.
         Subject to the satisfaction of certain conditions, the tender offer will be followed by a second-step merger in which each remaining share of Barrett Resources common stock (other than shares held by Williams or its subsidiaries) would be exchanged for 1.767 shares of Williams common stock. Williams expects to complete the approximately $2.8 billion transaction during the third quarter of 2001.

Additional Information

         This news release is being filed pursuant to Rule 425 under the Securities Act of 1933. It does not constitute an offer of sale of securities. Shareholders of Barrett and other investors are urged to read the tender offer materials and, when available, the proxy statement/prospectus that will be included in the registration statement on Form S-4 to be filed by Williams in connection with the second-step merger. These materials will contain important information about Barrett, Williams, the merger, the people soliciting proxies relating to the merger, their interests in the merger and related matters.

         In addition to the tender offer materials and registration statement and the proxy statement/prospectus to be filed in connection with the merger, Williams and Barrett file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Barrett Resources or Williams at the SEC Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York and Chicago. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Williams' and Barrett's filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. Free copies of the tender offer materials and joint proxy statement/prospectus, when available, and these other documents may also be obtained from Williams by directing a request through the investor relations portion of Williams' website at www.williams.com or by mail to Williams, One Williams Center, 50th Floor, Tulsa, Okla., 74172, Attention: Investor Relations, Telephone:
(800) 600-3782.


About Williams (NYSE: WMB)
Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

                                                                  ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.